The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-45302

                Subject to Completion, dated September 20, 2000

PROSPECTUS SUPPLEMENT

September   , 2000
(To Prospectus dated September 6, 2000)

                                  $200,000,000
                               TECO ENERGY, INC.
                                   ----------

               % Remarketable or Redeemable Securities (ROARS-SM-)
                  Due 2015 (Remarketing Date October 1, 2002)

TECO Energy:

We are an electric and gas utility holding company headquartered in Tampa, Florida. Our diversified businesses include marine transportation, coal mining, natural gas production from coalbeds, independent power generation and distribution, the sale of propane gas, the marketing of natural gas, energy services and engineering. Our operating companies have facilities in several states and Central America.

The Offering:

Use of Proceeds: We intend to use the net proceeds from the sale of the notes to repay short-term indebtedness and for general corporate purposes.

Delivery: The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes through the book-entry facilities
of the Depository Trust Company to purchasers on or about September   , 2000.

The Notes:

Maturity: October 1, 2015.

Interest Payments and Remarketing: The notes will initially be in a ROARS mode. Interest on the notes is payable on October 1 and April 1 of each year. From the date of the initial issuance up to, but excluding, October 1, 2002, the notes
will bear interest at an annual rate of   %. The notes are required to be
tendered for remarketing or repurchase on October 1, 2002. If             ,
acting as the initial callholder, elects to purchase the notes, the notes must
be tendered to             on October 1, 2002, except in the limited
circumstances described in this prospectus supplement. In that event, the notes will, from October 1, 2002 up to, but excluding, October 1, 2012, bear interest at the ROARS coupon reset rate described in this prospectus supplement. If does not purchase the notes, the notes will cease to be in the initial ROARS mode, and October 1, 2002 will, instead, constitute an interest rate adjustment date. Following remarketing on that date, each note will bear interest at a rate or rates in a new ROARS mode, a long term rate mode or a commercial paper term mode. We must repurchase any notes not remarketed in a new interest rate mode. We may not redeem the notes prior to October 1, 2002. On October 1, 2002 and on each interest rate adjustment date, however, we can redeem the notes.

Ranking: The notes will be unsecured debt and will rank on a parity with our other unsecured and unsubordinated indebtedness.

                                                                     Per Note                 Total
                                                                     --------                 -----
Public Offering Price(1)....................................            %                       $
Underwriting Discount.......................................            %                       $
Proceeds to TECO Energy (before expenses)(2)................            %                       $

--------------------------

(1) Plus accrued interest, if any, from September   , 2000.

(2) Includes consideration for the related option.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Banc of America Securities LLC

                                                            Salomon Smith Barney

------------------

-SM-"ROARS" is a service mark of Banc of America Securities LLC

                               TABLE OF CONTENTS

                        PROSPECTUS SUPPLEMENT
                        ---------------------
Offering Summary............................................     S-3
Use of Proceeds.............................................     S-4
Description of the Notes....................................     S-4
Material United States Federal Income Tax Considerations....    S-32
Certain ERISA Considerations................................    S-36
Underwriting................................................    S-38
Legal Matters...............................................    S-39
Experts.....................................................    S-39

                              PROSPECTUS
                              ----------
Risk Factors................................................       2
Where You Can Find More Information.........................       2
Forward Looking Statements..................................       3
The Company.................................................       4
Ratios of Earnings to Fixed Charges.........................       4
Use of Proceeds.............................................       5
Description of Debt Securities..............................       5
Plan of Distribution........................................      11
Legal Matters...............................................      12
Experts.....................................................      12

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS SUPPLEMENT.

                                OFFERING SUMMARY

Notes Offered..................  $200 million aggregate principal amount of     %
                                 Remarketable or Redeemable Securities (ROARS) due 2015.

Stated Maturity................  October 1, 2015, subject to mandatory tender on October 1,
                                 2002.

Available Modes................  The notes will bear interest at rates determined periodically as described in this prospectus supplement, in a ROARS mode, a long term rate mode or a commercial paper
                                 term mode.

  ROARS Mode...................  The ROARS mode is the interest rate mode in which notes bear interest and are subject to remarketing as Remarketable or
                                 Redeemable Securities.

  Long Term Rate Mode..........  The long term rate mode is the interest rate mode in which notes bear interest during a period of more than 364 days.

  Commercial Paper Term
  Mode.........................  The commercial paper term mode is the interest rate mode in which the interest rate on the applicable notes is reset on a periodic basis not less than each calendar day nor more
                                 than 364 consecutive calendar days.

                                 The notes initially will be in a ROARS mode. In this initial
                                 ROARS mode, notes will bear interest from the date of
                                 initial issuance to, but excluding, October 1, 2002, at the initial interest rate. If the initial callholder exercises its right to purchase the notes on October 1, 2002, the
                                 notes will bear interest at the ROARS coupon reset rate from
                                 October 1, 2002 to, but excluding, October 1, 2012.
Initial Mode...................

Initial Interest Rate..........  The notes will bear interest at the rate of     % per year
                                 from the issuance date to, but excluding, October 1, 2002.

Interest Payment Dates.........  October 1 and April 1, during the initial ROARS mode, commencing on October 1, 2000. Interest payments will be
                                 made to the persons in whose names the notes are registered on the 15th calendar day immediately preceding the
                                 applicable interest payment date except that the October 1,
                                 2000 interest payment will be made to the persons in whose names the notes are registered on the date we deliver the
                                 notes.

Mandatory Tender to the
Initial Callholder.............  The initial callholder has the right to purchase all of the notes, on October 1, 2002, at a price equal to 100% of the principal amount of the notes.

Mandatory Tender...............  If the initial callholder does not purchase the notes on
                                 October 1, 2002, the notes will be subject to mandatory
                                 tender for redemption or for remarketing in a new interest rate mode at a price equal to 100% of the principal amount of the notes.

Redemption or Conversion.......  If the initial callholder elects to purchase the notes on
                                 October 1, 2002, we will have the right either (1) to redeem the notes from the initial callholder at a premium to par or
                                 (2) to convert the notes to a new interest rate mode and pay the initial callholder a fee.

Special Mandatory Purchase.....  We will be obligated to purchase, on each interest rate adjustment date, any notes which have not been successfully remarketed by a remarketing agent appointed by us at an
                                 aggregate purchase price equal to 100% of the principal
                                 amount of those notes.

Ranking........................  The notes will be unsecured debt and will rank on a parity with our other unsecured and unsubordinated indebtedness.

Use of Proceeds................  We will use the net proceeds from the sale of the notes to repay short-term indebtedness and for general corporate
                                 purposes. Pending such uses, we will invest the net proceeds in short-term money market instruments.

Form and Denomination..........  We will issue the notes in denominations of $100,000 and, in excess of $100,000, in integral multiples of $1,000. The
                                 notes will be represented by registered global securities
                                 registered in the name of Cede & Co., the partnership
                                 nominee of the depositary, The Depository Trust Company.
                                 Beneficial interests in the notes will be shown on, and
                                 transfers will be effected through, records maintained by
                                 the depositary and its participants.

                                USE OF PROCEEDS

    TECO estimates that the net proceeds from the offering of the     %
Remarketable or Redeemable Securities Due 2015 (the "Notes") will be
approximately $    million. The company expects to use the net proceeds from the offering of the Notes to repay short-term indebtedness of Teco Finance, Inc., the company's finance subsidiary, and for general corporate purposes. Pending such uses, the company will invest the net proceeds in short-term money market instruments. At August 31, 2000, the company had no short-term indebtedness outstanding and TECO Finance had $920.4 million in short-term debt outstanding with various remaining terms until maturity of 55 days or less and with fixed interest rates ranging from 6.50% to 6.66%.

                            DESCRIPTION OF THE NOTES

    The following description of the particular terms of the Notes that TECO is offering supplements the description of the general terms of the debt securities under the caption "Description of Debt Securities" in the accompanying prospectus. Capitalized terms not defined in this prospectus supplement are defined in the Indenture, dated as of August 17, 1998 (as amended and supplemented by the Second Supplemental Indenture thereto, the "Indenture"), between the company and The Bank of New York as trustee.

    The following summaries of certain provisions of the Indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture, the form of which has been filed with the SEC as an exhibit to the Registration Statement of which the prospectus forms a part. The Indenture provides for the issuance from time to time of various series of debt securities, including the Notes. Each series may differ as to terms, including maturity, interest rate, redemption and sinking fund provisions, covenants, and events of default. As of the date of this
prospectus supplement, September   , 2000, the company has an aggregate
principal amount of $150,000,000 in debt securities outstanding under the Indenture. For purposes of the following description, unless otherwise indicated, a Business Day is any day that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

GENERAL

    The Notes offered hereby will be unsubordinated and unsecured obligations of the company and will rank equally in right of payment with all other unsubordinated and unsecured indebtedness of the company. The Notes will not limit other indebtedness or securities that may be incurred or issued by the company or any of its subsidiaries or contain financial or similar restrictions of the company or any of its subsidiaries. The Notes do not have a sinking fund.

    The Notes will be issued in fully registered form, without coupons, in minimum denominations of $100,000 or integral multiples of $1,000 in excess thereof. The Notes initially will be issued as Global Securities. See "--Book-Entry, Delivery and Form" below for additional information concerning the Notes and the book-entry system. The Depository Trust Company (the "Depositary") will be the depositary with respect to the Notes. Settlement of the sale of the Notes to the underwriters will be in immediately available funds. The Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity or earlier redemption, as the case may be, and secondary market trading activity in the Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by the company in immediately available funds to the Depositary in The City of New York.

PRINCIPAL AND MATURITY

    The Notes will be limited initially to $200,000,000 in aggregate principal amount and will mature on October 1, 2015 (the "Stated Maturity").

INTEREST

    The Notes will bear interest at     % per year (the "Initial Interest Rate")
(assuming a 360-day year consisting of twelve 30-day months) for the period from
September   , 2000 to, but excluding, October 1, 2002 (the "Initial ROARS
Remarketing Date"). If                     , as the Initial Callholder, elects
to remarket the Notes (except in the limited circumstances described in this prospectus supplement): (a) the Notes will be subject to mandatory tender to the Initial Callholder at 100% of the aggregate principal amount thereof for remarketing on the Initial ROARS Remarketing Date, on the terms and subject to the conditions described herein, and (b) during the period (the "ROARS Period") from the Initial ROARS Remarketing Date to, but excluding, October 1, 2012, the Notes will bear interest at the rate determined by the Initial Callholder in accordance with the procedures set forth below (the "ROARS Coupon Reset Rate"). If the Initial Callholder does not purchase the Notes on the Initial ROARS Remarketing Date, the Notes will cease to be in the initial ROARS Mode, the Initial ROARS Remarketing Date will constitute an Interest Rate Adjustment Date and the Notes automatically will be subject to mandatory tender at 100% of their aggregate principal amount for redemption on such date by the company or for remarketing on such date by a Remarketing Agent in a new ROARS Mode, a Long Term Rate Mode or a Commercial Paper Term Mode.

    During the initial ROARS Mode, interest on the Notes will be payable semi-annually on October 1 and April 1 of each year (each, an "Interest Payment Date"), commencing October 1, 2000. Interest payments will be made to the persons in whose names the Notes are registered on the 15th calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each a "Regular Record Date") except that the October 1, 2000 interest payment will be made to the persons in whose names the Notes are registered on the date the company delivers the Notes.

MANDATORY TENDER TO THE INITIAL CALLHOLDER

    ELECTION TO REMARKET. Provided that the Initial Callholder gives notice to the company and the trustee on a Business Day not later than five Business Days prior to the Initial ROARS Remarketing Date of its intention to purchase the Notes for remarketing (the "Initial Notification Date"), each of the Notes will be automatically tendered to the Initial Callholder for purchase on the Initial ROARS Remarketing Date, except in the circumstances described under "--Conversion or Redemption Following Election by Initial Callholder to Remarket" and "-- Failure of Initial Callholder to Remarket." The purchase price for the tendered Notes to be paid by the Initial Callholder will be equal to 100% of the aggregate principal amount of the tendered Notes. See "--Notification of Results; Settlement." When the Notes are purchased by the Initial Callholder for remarketing, the Initial Callholder may remarket the Notes for its own account at varying prices to be determined by the Initial Callholder at the time of each sale. If the Initial Callholder elects to purchase the Notes for remarketing, the obligation of the Initial Callholder to purchase the Notes on the Initial ROARS Remarketing Date is subject to certain conditions. See "--Initial Callholder." If the Initial Callholder purchases the Notes, then during the ROARS Period, the Notes will bear interest at the ROARS Coupon Reset Rate.

    ROARS COUPON RESET RATE. The ROARS Coupon Reset Rate will be determined by the Initial Callholder by 3:30 p.m., New York City time, on the third Business Day immediately preceding the Initial ROARS Remarketing Date (the "Initial Determination Date"), to the nearest one hundred-thousandth (0.00001) of
one percent per year, and will be equal to the sum of     % (the "Base Rate")
and the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the Notes.

    For the purpose of determining the ROARS Coupon Reset Rate, the following terms have the following meanings:

    "Applicable Spread" means the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Initial Callholder on the Initial

Determination Date from the bids quoted by up to five Reference Corporate Dealers (as defined below) for the aggregate outstanding principal amount of the Notes at the Dollar Price, but assuming

    (a) a settlement date that is the Initial ROARS Remarketing Date, with settlement on such date without accrued interest,

    (b) a maturity date of October 1, 2012,

    (c) a stated annual interest rate equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer, and

    (d) the benefit of any credit support provided by the company, if the company elects to provide credit support.

    The ROARS Coupon Reset Rate announced by the Initial Callholder, absent manifest error, shall be binding and conclusive upon the Beneficial Owners, the Holders (as defined in the Indenture) of the Notes, the company and the trustee.

    "Comparable Treasury Issues" means the United States Treasury security or securities selected by the Initial Callholder as being the current on-the-run ten year United States Treasury security.

    "Comparable Treasury Price" means, with respect to the Initial ROARS Remarketing Date, (a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) at 11:00 a.m. on the Initial Determination Date, as set forth on Telerate Page 500 (or such other page as may replace Telerate Page 500) or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such date, (1) the average of the Reference Treasury Dealer Quotations (as defined below) on the Initial Determination Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2), if the Initial Callholder obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets.

    "Dollar Price" means, with respect to the Notes, the present value, as of the Initial ROARS Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the Initial ROARS Remarketing Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below).

    "Reference Corporate Dealers" means such corporate dealers as shall be appointed by the Initial Callholder after consultation with the company.

    "Reference Treasury Dealer" means such treasury dealers as shall be appointed by the Initial Callholder after consultation with the company.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Initial ROARS Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Initial Callholder by such Reference Treasury Dealer by 3:30 p.m., New York City time on the Initial Determination Date.

    "Remaining Scheduled Payments" means, with respect to the Notes, the remaining scheduled payments of the principal and interest, calculated at the Base Rate only, that would be due after the Initial ROARS Remarketing Date to and including October 1, 2012.

    "Treasury Rate" means, with respect to the Initial ROARS Remarketing Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issues (as defined above), assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price (as defined above) for such Initial ROARS Remarketing Date.

    NOTIFICATION OF RESULTS; SETTLEMENT. Provided the Initial Callholder has previously notified the company and the trustee on the Initial Notification Date of its intention to purchase all tendered Notes on the Initial ROARS Remarketing Date, the Initial Callholder will notify the company, the trustee and the Depositary by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the Initial Determination Date, of the ROARS Coupon Reset Rate.

    All the tendered Notes will be automatically delivered to the account of the trustee, by book-entry through the Depositary pending payment of the purchase price, on the Initial ROARS Remarketing Date.

    The Initial Callholder will make or cause the trustee to make payment to the DTC Participant of each tendering Beneficial Owner of Notes, by book-entry through the Depositary by the close of business on the Initial ROARS Remarketing Date against delivery through the Depositary by the close of business on the Initial ROARS Remarketing Date of such Beneficial Owner's tendered Notes.

    The transactions described above will be executed on the Initial ROARS Remarketing Date through the Depositary in accordance with the procedures of the Depositary, and the accounts of the respective Participants will be debited and credited and the Notes delivered by book-entry as necessary to effect the purchases and sales thereof.

    Transactions involving the sale and purchase of Notes remarketed by the Initial Callholder during the ROARS Period will settle in immediately available funds through the Depositary's Same-Day Funds Settlement System.

    The tender and settlement procedures described above, including provisions for payment by purchasers of Notes in the remarketing or for payment to selling Beneficial Owners of tendered Notes, may be modified, notwithstanding any contrary terms of the Indenture, to the extent required by the Depositary or, if the book-entry system is no longer available for the Notes at the time of the remarketing, to the extent required to facilitate the tendering and remarketing of Notes in certificated form. In addition, the Initial Callholder may, notwithstanding any contrary terms of the Indenture, modify the settlement procedures set forth above in order to facilitate the settlement process.

    As long as the Depositary's nominee holds the certificates representing any Notes in the book-entry system of the Depositary, no certificates for such Notes will be delivered by any selling Beneficial Owner to reflect any transfer of such Notes effected in the remarketing. In addition, under the terms of the Notes and the Initial ROARS Remarketing Agreement (as defined below), the company has agreed that, notwithstanding any provision to the contrary set forth in the Indenture, (a) it will use reasonable commercial efforts to maintain the Notes in book-entry form with the Depositary or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the Notes in book-entry form and (b) it will waive any discretionary right it otherwise has under the Indenture to cause the Notes to be issued in certificated form.

    For further information with respect to transfers and settlement through the Depositary, see "--Book-Entry, Delivery and Form" below.

    INITIAL CALLHOLDER. On or prior to the date of original issuance of the Notes, the company and the Initial Callholder will enter into a ROARS Remarketing Agreement (the "Initial ROARS Remarketing Agreement").

    The Initial Callholder will not receive any fees or reimbursement of expenses from the company in connection with the remarketing. If the Initial ROARS Remarketing Agreement is terminated at the option of the Initial Callholder based upon the occurrence of any of certain specified termination events, the company may be obligated thereunder to reimburse the Initial Callholder for all of its reasonable out-of-pocket expenses. In addition, in the event of certain specified termination events, the company will be obligated to pay to the Initial Callholder the fair market value, calculated as set forth in the Initial ROARS

Remarketing Agreement, of the Initial Callholder's right to purchase and remarket the Notes pursuant to the Initial ROARS Remarketing Agreement.

    The company will agree to indemnify the Initial Callholder against certain liabilities, including liabilities under the Securities Act, arising out of or in connection with its duties under the Initial ROARS Remarketing Agreement.

    In the event that the Initial Callholder elects to purchase the Notes for remarketing as described herein, the obligation of the Initial Callholder to purchase the Notes from tendering Beneficial Owners of Notes will be subject to several conditions precedent set forth in the Initial ROARS Remarketing Agreement, including the conditions that, since the Initial Notification Date, no material adverse change in the consolidated financial condition, stockholders' equity, results of operations, business or prospects of the company and its subsidiaries considered as one enterprise has occurred, and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, has occurred and is continuing with respect to the Notes. In addition, the Initial ROARS Remarketing Agreement will provide for the termination thereof, or redetermination of the ROARS Coupon Reset Rate, by the Initial Callholder on or before the Initial ROARS Remarketing Date, upon the occurrence of certain events.

    No Beneficial Owner of any Notes shall have any rights or claims under the Initial ROARS Remarketing Agreement or against the company or the Initial Callholder as a result of the Initial Callholder not purchasing the Notes.

    The Initial ROARS Remarketing Agreement will also provide that the Initial Callholder may submit its resignation at any time as the Initial Callholder, such resignation to be effective 10 business days after the delivery to the company and the trustee of notice of such resignation. In such case, it shall be the sole obligation of the company to appoint a successor Callholder.

    The Initial Callholder, in its individual or any other capacity, may buy, sell, hold and deal in any of the Notes. The Initial Callholder may exercise any vote to join in any action that any Beneficial Owner of Notes may be entitled to exercise or take with like effect as if it did not act in any capacity under the Initial ROARS Remarketing Agreement. The Initial Callholder, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the company as freely as if it did not act in any capacity under the Initial ROARS Remarketing Agreement.

    The summaries in this prospectus supplement of certain provisions of the Initial ROARS Remarketing Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Initial ROARS Remarketing Agreement.

    CONVERSION OR REDEMPTION FOLLOWING ELECTION BY THE INITIAL CALLHOLDER TO REMARKET. If the Initial Callholder elects to purchase the Notes on the Initial ROARS Remarketing Date, the Notes will be subject to mandatory tender to the Initial Callholder for remarketing on such date, subject to the company's right to convert the Notes to a new Interest Rate Mode or to redeem the Notes from the Initial Callholder, in each case as described in the next sentence. The company will notify the Initial Callholder and the trustee not later than the Business Day immediately preceding the Initial Determination Date if the company irrevocably elects to exercise its right to either convert the Notes to a new Interest Rate Mode or to redeem the Notes from the Initial Callholder at the Optional Redemption Price (as defined below), in each case, on October 1, 2002.

    In the event that the company irrevocably elects to convert the Notes to a new Interest Rate Mode, then as of October 1, 2002 the Notes will be subject to remarketing on such date by a Remarketing Agent appointed by the company in a new ROARS Mode, a Long Term Rate Mode or a Commercial Paper Term Mode established by the company in accordance with the procedures described below under "--Conversion to New Interest Rate Mode," provided that, in such case, the notice required for conversion shall be given no later than 3:30 p.m. New York City time on the Initial Determination Date. In such case, the company shall pay to the Initial Callholder the excess of the Dollar Price of the Notes over 100% of the aggregate principal amount of the Notes in same-day funds by wire transfer to an account designated by the Initial Callholder.

    In the event that the company irrevocably elects to redeem the Notes from the Initial Callholder, the "Optional Redemption Price" shall be the greater of
(i) 100% of the aggregate principal amount of the Notes and (ii) the Dollar Price, plus, in each case, any additional amount necessary for any accrued and unpaid interest. If the company elects to redeem the Notes, it shall pay the Optional Redemption Price in same-day funds by wire transfer to an account designated by the Initial Callholder on October 1, 2002.

    FAILURE OF INITIAL CALLHOLDER TO REMARKET. In the event that the Initial Callholder for any other reason does not purchase the Notes on October 1, 2002, the Notes automatically will be subject to mandatory tender at 100% of the principal amount thereof for redemption on such date by the company or, if the company at its option elects, for remarketing on such date by a Remarketing Agent appointed by the company in a new ROARS Mode, a Long Term Rate Mode or a Commercial Paper Term Mode established by the company in accordance with the procedures described in "--Conversion to New Interest Rate Mode." The company will provide at least ten days prior notice of the conversion, unless it does not become aware until later that the Initial Callholder will not be purchasing the Notes, in which case the company will provide notice as soon as practicable after the Initial Callholder either fails to elect to purchase the Notes or in fact fails to purchase them.

CONVERSION TO NEW INTEREST RATE MODE

    GENERAL. If the company elects to convert the Notes to a new Interest Rate Mode, on and after October 1, 2002, or, if the Initial Callholder remarkets the Notes as described above, on and after October 1, 2012, each Note at the option of the company will bear interest for designated Interest Rate Periods in the Commercial Paper Term Mode, the ROARS Mode or the Long Term Rate Mode (together the "Interest Rate Modes"). Each Note may bear interest in the same or a different Interest Rate Mode from other Notes. The interest rate for the Notes will be established periodically as described herein by a Remarketing Agent selected by the company. The company also may appoint one or more standby remarketing agents for any Remarketing Agent (each, a "Standby Remarketing Agent") on the terms described herein.

    Interest will be payable on any such Note at maturity and (1) for any Interest Rate Period in the Commercial Paper Term Mode, on the interest rate adjustment date (each an "Interest Rate Adjustment Date") commencing the next succeeding Interest Rate Period for such Note and on such other dates (if any) as will be established upon conversion of such Note to the Commercial Paper Term Mode or upon remarketing of the Note for a new Interest Rate Period in the Commercial Paper Term Mode; and (2) in the Long Term Rate Mode or the ROARS Mode, no less frequently than semi-annually on such dates as will be established upon conversion of such Note to the Long Term Rate Mode or the ROARS Mode (or upon remarketing of the Note for a new Interest Rate Period in the Long Term Rate Mode or the ROARS Mode, as the case may be) and set forth in the applicable prospectus supplement, other remarketing document or the confirmation, in the case of a fixed interest rate, or as described below under "--Floating Interest Rates" in the case of a floating interest rate, and on the Interest Rate Adjustment Date commencing the next succeeding Interest Rate Period (each such date, an "Interest Payment Date"). Such interest will be payable to the holder thereof as of the related record date (a "Record Date"), which, for any Note
(x) in the Commercial Paper Term Mode, is the Business Day prior to the related Interest Payment Date; and (y) bearing interest in the Long Term Rate Mode or the ROARS Mode, is 15 days prior to the related Interest Payment Date whether or not a Business Day. If any Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, and no interest will accrue on such payment for the period from and after such Interest Payment Date to the date of such payment on the next succeeding Business Day.

    Interest on Notes bearing interest in the Commercial Paper Term Mode or at a floating interest rate during any Interest Rate Period in the Long Term Mode or the ROARS Mode will be computed on the basis of actual days elapsed divided by 360; provided that, if an applicable Interest Rate Basis (as defined below) is the CMT Rate or the Treasury Rate (each as defined below), interest will be computed on the basis of actual days elapsed divided by the actual number of days in the year. Interest on Notes bearing interest at a fixed rate in the Long Term Rate Mode or the ROARS Mode will be computed on the basis of a year of 360 days consisting of twelve 30-day months.

    As used in this section, a Business Day shall be any day other than a Saturday or Sunday that is (a) neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulations to close
(x) in The City of New York or (y) for Notes denominated in a specified currency other than U.S. dollars, Australian dollars or Euro, in the principal financial center of the country of the specified currency or (z) for Notes denominated in Australian dollars, in Sydney and (b) for Notes denominated in Euro, that is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System, which is commonly referred to as "TARGET", is operating. A London Business Day shall mean any day on which deposits in the relevant index currency are transacted in the London interbank market.

    DETERMINATION OF INTEREST RATES. The interest rate and, in the case of a floating interest rate, the Spread (as defined below), if any, and the Spread Multiplier (as defined below), if any, for any Note will be established by the applicable Remarketing Agent in a remarketing (as described below) or otherwise not later than the first day of each succeeding Interest Rate Period for such Note, which must be a Business Day (each, an "Interest Rate Adjustment Date"), and will be the minimum rate of interest and, in the case of a floating interest rate, Spread (if any) and Spread Multiplier (if any) necessary in the judgment of such Remarketing Agent to produce a par bid in the secondary market for such Note on the date the interest rate is established. Such rate will be effective for the next succeeding Interest Rate Period for such Note commencing on such Interest Rate Adjustment Date.

    In the event that (1) the applicable Remarketing Agent has been removed or has resigned and no successor has been appointed, or (2) such Remarketing Agent has failed to announce the appropriate interest rate, Spread (if any) or Spread Multiplier (if any), as the case may be, on the Interest Rate Adjustment Date for any Note for whatever reason, or (3) the appropriate interest rate, Spread (if any), or Spread Multiplier (if any), as the case may be, or Interest Rate Period cannot be determined for any Note for whatever reason, then the next succeeding Interest Rate Period for such Note will be automatically converted to a Weekly Rate Period (a Commercial Paper Term Period described below), and the rate of interest thereon will be equal to the Federal Funds Rate (as defined below; such rate of interest being referred to in this prospectus supplement as the "Special Interest Rate").

    After any Interest Rate Adjustment Date, any Beneficial Owner may contact the trustee or the Remarketing Agent in order to be advised of the interest rate applicable to such Beneficial Owner's remarketed Notes. No notice of the applicable interest rate will be sent to Beneficial Owners.

    The interest rate and other terms announced by the Remarketing Agent, absent manifest error, will be binding and conclusive upon the Beneficial Owners, the company and the trustee.

INTEREST RATE MODES

    The times specified below are subject to extension under standby remarketing arrangements, if any, as provided herein. See "--Remarketing--Interest Rate Adjustment Date; Determination of Interest Rate" below.

    COMMERCIAL PAPER TERM MODE. As used in this prospectus supplement, "Commercial Paper Term Mode" means, with respect to any Note, the Interest Rate Mode in which the interest rate on such Note is reset on a periodic basis, which shall not be less than one calendar day nor more than 364 consecutive calendar days and interest is paid as provided for such Interest Rate Mode above under "--Conversion to New Interest Rate Mode--General." The Interest Rate Period for any Note in the Commercial Paper Term Mode will be a period of not less than one nor more than 364 consecutive calendar days (a "Commercial Paper Term Period"), as determined by the company (as described below under "-- Conversion Between Interest Rate Modes") or, if not so determined, by the Remarketing Agent for such Note (in its best judgment in order to obtain the lowest interest cost for such Note). Each Commercial Paper Term Period will commence on the Interest Rate Adjustment Date therefor and end on the day preceding the date specified by such Remarketing Agent as the first day of the next Interest Rate Period for such Note. A "Weekly Rate Period" is a Commercial Paper Term Period and will be a period of seven days commencing on any Interest Rate Adjustment Date and ending on the day preceding the first day of the next Interest Rate Period for such Note. The interest rate for any Commercial Paper Term Period relating to a Note will be determined not later than 11:50 a.m., New York City time, on the Interest Rate Adjustment Date for such Note, which is the first day of each Interest Rate Period for such Note.

    LONG TERM RATE MODE. As used herein, "Long Term Rate Mode" means, with respect to any Note, the Interest Rate Mode in which the interest rate on such
Note is reset for a Long Term Rate Period and interest is paid as provided for such Interest Rate Mode above under "--Conversion to New Interest Rate Mode--General" or below under "--Floating Interest Rates." The Interest Rate Period for any Note in the Long Term Rate Mode will be established by the company (as described below under "--Conversion Between Interest Rate Modes") as a period of more than 364 days and not exceeding the remaining term to the Stated Maturity (a "Long Term Rate Period"). The interest rate, or Spread (if any) and Spread Multiplier (if any) for any Note in the Long Term Rate Mode will be determined not later than 11:50 a.m., New York City time, on the Interest Rate Adjustment Date for such Note, which is the first day of each Interest Rate Period for such Note.

    ROARS MODE. As used herein, "ROARS Mode" means, with respect to any Note, the Interest Rate Mode in which the Notes shall bear interest and be subject to remarketing as Remarketable or Redeemable Securities, or ROARS, by a remarketing agent selected by the company (a "Callholder") as described under "ROARS Mode" below. The Notes will initially be in a ROARS Mode, and the provisions applicable while the Notes are in this initial ROARS Mode are found above under "--Interest" and "--Mandatory Tender to the Initial Callholder." If any Notes are converted to a new ROARS Mode after the Initial ROARS Mode, the provisions below under "--ROARS Mode" will apply. So long as any Notes are in a new ROARS Mode, the provisions set forth herein applicable to the remarketing of Notes generally shall apply to such Notes only to the extent expressly provided under "--ROARS Mode" below.

    The Interest Rate Period for any Note in the ROARS Mode will be established by the company (as described below under "--Conversion Between Interest Rate Modes") as a period of more than 364 days and not exceeding the remaining term to the Stated Maturity (a "ROARS Rate Period"). A ROARS Rate Period shall consist of the period to but excluding the ROARS Remarketing Date (as defined below) and the period from and including the ROARS Remarketing Date to but excluding the next succeeding Interest Rate Adjustment Date, as described below under "--ROARS Mode" and subject to the conditions therein and otherwise herein described. The interest rate and, in the case of a floating interest rate, the Spread (if any), and the Spread Multiplier (if any), to the ROARS Remarketing Date for any Note in the ROARS Mode will be determined not later than 11:50 a.m., New York City time, on the Interest Rate Adjustment Date for such Note, which for the ROARS Mode is the first day of each Interest Rate Period for such Note.

CONVERSION BETWEEN INTEREST RATE MODES

    The company may change the Interest Rate Mode at its option in the manner described below.

    CONVERSION BETWEEN COMMERCIAL PAPER TERM PERIODS. Each Note in a Commercial Paper Term Period may be remarketed into the same Interest Rate Period or converted at the option of the company to a different Commercial Paper Term Period on any Interest Rate Adjustment Date upon either receipt by the Remarketing Agent and the trustee of a notice, which will be submitted or promptly confirmed in writing (which includes facsimile or appropriate electronic media), from the company (a "Conversion Notice") prior to 9:30 a.m., New York City time, or the remarketing of such Note, whichever occurs later, on such Interest Rate Adjustment Date.

    CONVERSION FROM THE COMMERCIAL PAPER TERM MODE TO THE LONG TERM RATE MODE OR THE ROARS MODE. Each Note in the Commercial Paper Term Mode may be converted at the option of the company to the Long Term Rate Mode or the ROARS Mode on any Interest Rate Adjustment Date upon receipt not less than ten days prior to such Interest Rate Adjustment Date by the Remarketing Agent and the trustee of a Conversion Notice from the company.

    CONVERSION BETWEEN LONG TERM RATE PERIODS OR FROM THE LONG TERM RATE MODE OR THE ROARS MODE TO THE COMMERCIAL PAPER TERM MODE, THE LONG TERM RATE MODE OR THE ROARS MODE. Each Note in a Long Term Rate Period may be remarketed for the same Interest Rate Period or converted at the option of the company to a different Long Term Rate Period or from the Long Term Rate Mode to the Commercial Paper Term Mode or the ROARS Mode, or from the ROARS Mode to a different ROARS Mode or to the Long Term Rate Mode or the Commercial Paper Term Mode, on any Interest Rate Adjustment Date for such Note upon receipt by the trustee and the Remarketing Agent for such Note of a Conversion Notice from the company not less than ten days prior to such Interest Rate Adjustment Date. The company will provide at least ten days prior notice of the conversion from the initial ROARS Mode, unless it does not become aware until later that the Initial Callholder will not be purchasing the Notes, in which case the company will provide notice as soon as practicable after the Initial Callholder either fails to elect to purchase the Notes or in fact fails to purchase them.

    CONVERSION NOTICE. Each Conversion Notice must state each Note to which it relates and the new Interest Rate Mode (if applicable), the new Interest Rate Period, the date of the applicable conversion (the "Conversion Date") and, with respect to any Long Term Rate Period, any optional redemption or repayment terms for each such Note. If the company revokes a Conversion Notice or the trustee and the Remarketing Agent fail to receive a Conversion Notice from the company by the specified date in advance of the Interest Rate Adjustment Date for a Note, the Note shall be converted automatically to the Weekly Rate Period.

    REVOCATION OR CHANGE OF CONVERSION NOTICE OR FLOATING INTEREST RATE
NOTICE. The company may, upon written notice received by the trustee and the applicable Remarketing Agent, revoke any Conversion Notice or Floating Interest Rate Notice (as defined herein) or change the Interest Rate Mode to which such Conversion Notice relates or change any Floating Interest Rate Notice up to 9:30 a.m., New York City time, on the Conversion Date, subject to the limitation set forth in the next paragraph.

    LIMITATION ON CONVERSION, CHANGE OF CONVERSION NOTICE OR FLOATING INTEREST RATE NOTICE AND REVOCATION. Notwithstanding the foregoing, the company may not, without the consent of the applicable Remarketing Agent, convert any Note or revoke or change any Conversion Notice or Floating Interest Rate Notice at or after the time at which such Remarketing Agent has determined the interest rate, or Spread (if any) and Spread Multiplier (if any), for any Note being remarketed (i.e., the time at which such Note has been successfully remarketed, subject to settlement on the related Interest Rate Adjustment Date). The Remarketing Agent may advise the company of indicative rates from time to time, or at any time upon the request of the company, prior to making such determination of the interest rate, Spread or Spread Multiplier, as the case may be.

TENDER OF NOTES

    Each Note will be automatically tendered for purchase, or deemed tendered for purchase, on each Interest Rate Adjustment Date relating thereto. Notes will be purchased on the Interest Rate Adjustment Date relating thereto as described below.

REMARKETING

    When any Note is tendered for remarketing, the Remarketing Agent therefor will use its reasonable efforts to remarket such Note on behalf of the Beneficial Owner thereof at a price equal to 100% of the principal amount thereof. The Remarketing Agent may purchase tendered Notes for its own account in a remarketing, but will not be obligated to do so. The company may offer to purchase Notes in a remarketing, provided that the interest rate established with respect to Notes in such remarketing is not different from the interest rate that would have been established if the company had not purchased such Notes. Any Notes for which the company shall have given a notice of redemption to the trustee and the Remarketing Agent will not be considered in a remarketing.

    INTEREST RATE ADJUSTMENT DATE; DETERMINATION OF INTEREST RATE. By 11:00 a.m., New York City time, on the Interest Rate Adjustment Date for any Note, the applicable Remarketing Agent will determine the interest rate for such Note being remarketed to the nearest one hundred thousandth (0.00001) of one percent per year for the next Interest Rate Period in the case of a fixed interest rate, and the Spread (if any) and Spread Multiplier (if any) in the case of a floating interest rate; provided, that between 11:00 a.m., New York City time, and 11:50 a.m., New York City time, the Remarketing Agent and the Standby Remarketing Agent, if any, will use their reasonable efforts to determine the interest rate for any Notes not successfully remarketed as of the applicable deadline specified in this paragraph. In determining the applicable interest rate for the Notes and other terms, such Remarketing Agent will, after taking into account market conditions as reflected in the prevailing yields on fixed and variable rate taxable debt securities, (1) consider the principal amount of all Notes tendered or to be tendered on such date and the principal amount of such Notes prospective purchasers are or may be willing to purchase and (2) contact, by telephone or otherwise, prospective purchasers and ascertain the interest rates therefor at which they would be willing to hold or purchase such Notes.

    NOTIFICATION OF RESULTS; SETTLEMENT. By 12:30 p.m., New York City time, on the Interest Rate Adjustment Date of any Notes, the applicable Remarketing Agent will notify the company and the trustee in writing (which may include facsimile or other electronic transmission), of (1) the interest rate or, in the case of a floating interest rate, the initial interest rate, the Spread and Spread Multiplier and the initial Interest Reset Date (as defined below), applicable to such Notes for the next Interest Rate Period, (2) the Interest Rate Adjustment Date, (3) the Interest Payment Dates for any Notes in the Commercial Paper Term Mode (if other than the Interest Rate Adjustment Date), the Long Term Rate Mode or the ROARS Mode, (4) the optional redemption terms, if any, and early remarketing terms, if any, in the case of a remarketing into a Long Term Rate Period, (5) the aggregate principal amount of tendered Notes and (6) the aggregate principal amount of such tendered Notes that such Remarketing Agent was able to remarket, at a price equal to 100% of the principal amount plus accrued interest, if any. Immediately after receiving such notice and, in any case, not later than 1:30 p.m., New York City time, the trustee will transmit such information and any other settlement information required by the Depositary to the Depositary in accordance with the Depositary's procedures as in effect from time to time.

    By telephone at approximately 1:00 p.m., New York City time, on such Interest Rate Adjustment Date, the applicable Remarketing Agent will advise each purchaser of Notes (or the DTC Participant of each such purchaser who it is expected in turn will advise such purchaser) of the principal amount of such Notes that such purchaser is to purchase.

    Each purchaser of Notes in a remarketing will be required to give instructions to its DTC Participant to pay the purchase price therefor in same day funds to the applicable Remarketing Agent against delivery of the principal amount of such Notes by book-entry through Depositary by 3:00 p.m., New York City time, on the Interest Rate Adjustment Date.

    All tendered Notes will be automatically delivered to the account of the trustee (or such other account meeting the requirements of Depositary's procedures as in effect from time to time), by book-entry through Depositary against payment of the purchase price or redemption price therefor, on the Interest Rate Adjustment Date relating thereto.

    The applicable Remarketing Agent will make, or cause the trustee to make, payment to the DTC Participant of each tendering Beneficial Owner of Notes subject to a remarketing, by book-entry through Depositary by the close of business on the Interest Rate Adjustment Date against delivery through Depositary of such Beneficial Owner's tendered Notes, of the purchase price for tendered Notes that have been sold in the remarketing. If any such Notes were purchased under a Special Mandatory Purchase (as defined below), subject to receipt of funds from the company or, if applicable, an institution providing credit support, as the case may be, the trustee will make such payment of the purchase price of such Notes plus accrued interest, if any, to such date.

    The transactions described above for a remarketing of any Notes will be executed on the Interest Rate Adjustment Date for such Notes through Depositary in accordance with the procedures of Depositary, and the accounts of the respective Depositary Participants will be debited and credited and such Notes delivered by book-entry as necessary to effect the purchases and sales thereof, in each case as determined in the related remarketing.

    Except as otherwise set forth below under "--Purchase and Redemption of Notes," any Notes tendered in a remarketing will be purchased solely out of the proceeds received from purchasers of such Notes in such remarketing, and none of the trustee, the applicable Remarketing Agent, any Standby Remarketing Agent or the company will be obligated to provide funds to make payment upon any Beneficial Owner's tender in a remarketing.

    Although tendered Notes will be subject to purchase by a Remarketing Agent in a remarketing, such Remarketing Agent and any Standby Remarketing Agent will not be obligated to purchase any such Notes.

    The settlement and remarketing procedures described above, including provisions for payment by purchasers of tendered Notes or for payment to selling Beneficial Owners of tendered Notes, may be modified to the extent required by Depositary. In addition, each Remarketing Agent may, in accordance with the terms of the Indenture, modify the settlement and remarketing procedures set forth above in order to facilitate the settlement and remarketing process.

    As long as Depositary's nominee holds the certificates representing the Notes in the book-entry system of Depositary, no certificates for such Notes will be delivered by any selling Beneficial Owner to reflect any transfer of Notes effected in any remarketing.

    FAILED REMARKETING. Notes not successfully remarketed will be subject to Special Mandatory Purchase by the company (a "Special Mandatory Purchase"). The procedures for a Special Mandatory Purchase are described below under "--Purchase and Redemption of Notes--Special Mandatory Purchase."

PURCHASE AND REDEMPTION OF NOTES

    SPECIAL MANDATORY PURCHASE. Subject to certain exceptions, if on any Interest Rate Adjustment Date for any Notes, the applicable Remarketing Agent and the applicable Standby Remarketing Agent(s) have not remarketed all such Notes, the Notes that have not been remarketed are subject to Special Mandatory Purchase by the company. The company is obligated to pay all accrued and unpaid interest, if any, on unremarketed Notes to such Interest Rate Adjustment Date. Payment of the principal amount of unremarketed Notes by the company, and payment of accrued and unpaid interest, if any, by the company, will be made by deposit of same-day funds with the trustee (or such other account meeting the requirements of Depositary's procedures as in effect from time to time) irrevocably in trust for the benefit of the Beneficial Owners of Notes subject to Special Mandatory Purchase by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date.

    Failure by the company to purchase Notes pursuant to a Special Mandatory Purchase will constitute an Event of Default under the Indenture in which event the date of such failure shall constitute a date of Maturity for such Notes and the principal thereof may be declared due and payable in the manner and with the effect provided in the Indenture. Following such failure to pay under a Special Mandatory Purchase, such Notes will bear interest at the Special Interest Rate as provided above under "--Conversion to New Interest Rate Mode--Determination of Interest Rates."

    OPTIONAL REDEMPTION ON ANY INTEREST RATE ADJUSTMENT DATE. Except in the case of redemption from the applicable Callholder after election by the Callholder to purchase the Notes, each Note will be subject to redemption at the option of the company in whole or in part on any Interest Rate Adjustment Date relating thereto without notice to the holders thereof at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest.

    REDEMPTION WHILE NOTES ARE IN THE LONG TERM RATE MODE. Any Notes in the Long Term Rate Mode are subject to redemption at the option of the company at the times and upon the terms specified at the time of conversion to or within such Long Term Rate Mode.

    ALLOCATION. Except in the case of a Special Mandatory Purchase, if the Notes are to be redeemed in part, Depositary, after receiving notice of redemption specifying the aggregate principal amount of Notes to be so redeemed, will determine by lot (or otherwise in accordance with the procedures of Depositary) the principal amount of such Notes to be redeemed from the account of each DTC Participant. After making its determination as described above, Depositary will give notice of such determination to each DTC Participant from whose account such Notes are to be redeemed. Each such DTC Participant, upon receipt of such notice will in turn determine the principal amount of Notes to be redeemed from the accounts of the Beneficial Owners of such Notes for which it serves as DTC Participant, and give notice of such determination to the Remarketing Agent.

BOOK-ENTRY, DELIVERY AND FORM

    The Notes will initially be issued in the form of one or more securities in global form. Each global security will be deposited on the date of the closing of the sale of the Notes with, or on behalf of, Depositary, as depositary, and registered in the name of Cede & Co., as Depositary's nominee.

    Depositary is a limited-purpose trust company created to hold securities for its participants and to facilitate the clearance and settlement of transactions in those securities between those participants through electronic book-entry changes in accounts of the participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (referred to as the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of Depositary only through the participants or the indirect participants. The ownership interest and transfer or ownership interest of each actual purchase of each security held by or on behalf of Depositary are recorded on the records of the participants and indirect participants.

    We expect that under procedures established by Depositary, (1) upon deposit of the global securities, Depositary will credit the accounts of participants designated by the underwriters with portions of the principal amount of the global securities and (2) ownership of such interests in the global securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by Depositary (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global securities).

    Investors in the global securities may hold their interests directly through Depositary if they are participants in that system, or indirectly through organizations which are participants in that system. All interests in a global security may be subject to the procedures and requirements of Depositary. The laws of some states require that some persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global security to those persons will be limited to that extent. Because Depositary can act only on behalf of participants, which in turn act on behalf of indirect participants and some banks, the ability of a person with beneficial interests in a global security to pledge that interest to persons that do not participate in the Depositary system, or to take other actions regarding that interest, may be affected by the lack of a physical certificate evidencing those interests.

    Except as described below, owners of interests in the global securities will not have Notes registered in their name, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders of Notes for any purpose.

    Payments on the global securities registered in the name of Depositary or its nominee will be payable by the trustee to Depositary in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the trustee will treat the persons in whose names the Notes, including the global securities, are registered, as the owners for the purpose of receiving those payments and for any and all other purposes. Consequently, neither the trustee nor any agent of the trustee has or will have any responsibility or liability for:

    - any aspect of Depositary's records or any participant's or indirect participant's records relating to, or payments made on account of beneficial ownership interests in the, global security or for maintaining, supervising or reviewing any of Depositary's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global security or

    - any other matter relating to the actions and practices of Depositary or any of its participants or indirect participants.

Depositary's current practice, upon receipt of any payment on securities such as the Notes, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amounts of beneficial interests in the relevant security as shown on the records of Depositary unless Depositary has reason to believe it will not receive payment on the payment date. Payments by the participants and the indirect participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of Depositary, the trustee or the company. Neither the company nor the trustee will be liable for any delay by Depositary or any of its participants in identifying the beneficial owners of the Notes, and the company and the trustee may conclusively rely on and will be protected in relying on instructions from Depositary or its nominee for all purposes.

    Depositary will take any action permitted to be taken by a holder of the Notes only at the direction of one or more participants to whose account with Depositary interests in the global securities are credited and only in respect of such portion of the Notes as to which the participant or participants has or have given such direction. However, if there is an Event of Default, Depositary reserves the right to exchange the global securities for Notes in certificated form and to distribute the Notes to its participants.

    A global security is exchangeable for Notes in registered certificated form if:

    - Depositary notifies the company that it is unwilling or unable to continue as clearing agency for the global securities or has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and the company fails to appoint a successor clearing agency,

    - the company in its sole discretion elects to cause the issuance of definitive certificated Notes or

    - there has occurred and is continuing an Event of Default under the Indenture.

    The information in this section concerning Depositary and its book-entry system has been obtained from sources that the company believes to be reliable, but the company has not independently determined the accuracy thereof. The company will not have any responsibility for the performance by Depositary or its participants of their obligations under the rules and procedures governing their operations.

ROARS MODE

    If so designated by the company prior to commencement of an Interest Rate Period in accordance with the procedures described above under "--Conversion to New Interest Rate Mode," during a period in which the Notes are in the ROARS Mode the Notes shall bear interest and be subject to remarketing by a Callholder designated by the company as described below.

    GENERAL. Each Note in the ROARS Mode will bear interest at the annual interest rate established by the Callholder from, and including, the Interest Rate Adjustment Date commencing the Interest Rate Period for the ROARS Mode to, but excluding, the date (the "ROARS Remarketing Date") designated at such time by the Callholder after consultation with the company. Such interest rate will be the minimum rate of interest and, in the case of a floating interest rate, Spread (if any) and Spread Multiplier (if any) necessary in the judgment of such Callholder to produce a par bid in the secondary market for such Note on the date the interest rate is established. The designated ROARS Remarketing Date shall be an Interest Payment Date within such Interest Rate Period. If the Callholder elects to purchase the Notes for remarketing (except in the limited circumstances described in this prospectus supplement) (1) the Notes will be subject to mandatory tender to the Callholder at 100% of the principal amount thereof for remarketing on the ROARS Remarketing Date, on the terms and subject to the conditions described herein, and (2) from, and including, the ROARS Remarketing Date to, but excluding, the next succeeding Interest Rate Adjustment Date, the Notes will bear interest at the rate determined by the Callholder in accordance with the procedures set forth below (the "ROARS Coupon Reset Rate"). See "--Tender; Remarketing" below.

    Under the circumstances described below, the Notes are subject to remarketing in a new Interest Rate Mode or repurchase by the company on the ROARS Remarketing Date. See "--Conversion or Redemption Following Election by the Callholder to Remarket" below. If the Callholder does not elect to purchase the Notes for remarketing on the ROARS Remarketing Date or if the Callholder gives notice of its election to purchase the Notes but for any reason does not purchase all tendered Notes on the ROARS Remarketing Date, then as of such date the Notes will cease to be in the ROARS Mode, the ROARS Remarketing Date will constitute an Interest Rate Adjustment Date, and the Notes will be subject to remarketing on such date by a Remarketing Agent appointed by the company in the Commercial Paper Term Mode or the Long Term Rate Mode or a new ROARS Mode established by the company in accordance with the procedures described above under "--Conversion to New Interest Rate Mode." The company will provide at least ten days prior notice of the conversion, unless it does not become aware until later that the Callholder will not be purchasing the Notes, in which case the company will provide notice as soon as practicable after the Callholder either fails to elect to purchase the Notes or in fact fails to purchase them.

    TENDER; REMARKETING. The following description sets forth the terms and conditions of the remarketing of the Notes, in the event that the Callholder elects to purchase the Notes and remarkets the Notes on the ROARS Remarketing Date.

    Provided that the Callholder gives notice to the company and the trustee on a Business Day not later than five (5) Business Days prior to the ROARS Remarketing Date of its intention to purchase the Notes for remarketing (the "Notification Date"), each Note will be automatically tendered, or deemed tendered, to the Callholder for remarketing at the ROARS Coupon Reset Rate on the ROARS Remarketing Date, except in the circumstances described above. The purchase price for the tendered Notes to be paid by the Callholder will equal 100% of the aggregate principal amount thereof. See "--Notification of Results; Settlement" below. When the Notes are tendered for purchase by the Callholder, the Callholder may remarket the Notes for its own account at varying prices to be determined by the Callholder at the time of each sale. From, and including, the ROARS Remarketing Date to, but excluding, the next succeeding

Interest Rate Adjustment Date, the Notes will bear interest at the ROARS Coupon Reset Rate. If the Callholder elects to purchase the Notes for remarketing, the obligation of the Callholder to purchase the Notes on the ROARS Remarketing Date is subject to certain conditions. See "--The Callholder."

    The ROARS Coupon Reset Rate shall be determined by the Callholder by 3:30 p.m., New York City time, on the third Business Day immediately preceding the ROARS Remarketing Date (the "Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per year and will be equal to the Base Rate established by the Callholder, after consultation with the company, at or prior to the commencement of the ROARS Mode (the "Base Rate"), plus the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the Notes.

    For the purposes of such calculations, the following terms have the following meanings:

    "Applicable Spread" means the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Callholder on the Determination Date from the bids quoted by up to five Reference Corporate Dealers (as defined below) for the aggregate outstanding principal amount of the Notes at the Dollar Price, but assuming

    (a) a settlement date equal to the ROARS Remarketing Date, with settlement on such date without accrued interest,

    (b) a maturity date equal to the next succeeding Interest Rate Adjustment Date of the Notes,

    (c) a stated annual interest rate, payable semi-annually on each Interest Payment Date, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer, and

    (d) the benefit of any credit support provided by the company, if the company elects to provide credit support.

The ROARS Coupon Reset Rate announced by the Callholder, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and holders of the Notes, the company and the trustee.

    "Comparable Treasury Issues" means the United States Treasury security or securities selected by the Callholder as having an actual or interpolated maturity or maturities comparable or applicable to the remaining term to the next succeeding Interest Rate Adjustment Date of the Notes being purchased.

    "Comparable Treasury Price" means, with respect to the ROARS Remarketing Date, (a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) at 11:00 a.m. on the Determination Date, as set forth on Telerate Page 500 (or such other page as may replace Telerate Page 500) or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Determination Date, (1) the average of the Reference Treasury Dealer Quotations (as defined below) for such ROARS Remarketing Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Callholder obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets.

    "Dollar Price" means, with respect to the Notes, the present value determined by the Callholder, as of the ROARS Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the ROARS Remarketing Date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below).

    "Reference Corporate Dealers" means such corporate dealers as shall be appointed by the Callholder after consultation with the company.

    "Reference Treasury Dealer" means such Reference treasury dealers as shall be appointed by the Callholder after consultation with the company.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the ROARS Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Callholder by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the Determination Date.

    "Remaining Scheduled Payments" means, with respect to the Notes, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the ROARS Remarketing Date to and including the next succeeding Interest Rate Adjustment Date.

    "Treasury Rate" means, with respect to the ROARS Remarketing Date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues (as defined above), assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price (as defined above) for such ROARS Remarketing Date.

    NOTIFICATION OF RESULTS; SETTLEMENT. Provided the Callholder has previously notified the company and the trustee on the Notification Date of its intention to purchase all tendered Notes on the ROARS Remarketing Date, the Callholder will notify the company, the trustee and Depositary by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the Determination Date, of the ROARS Coupon Reset Rate.

    All of the tendered Notes will be automatically delivered to the account of the trustee, by book-entry through Depositary pending payment of the purchase price therefor, on the ROARS Remarketing Date.

    In the event that the Callholder purchases the tendered Notes on the ROARS Remarketing Date, the Callholder will make or cause the trustee to make payment to the DTC Participant of each tendering Beneficial Owner of Notes, by book-entry through Depositary by the close of business on the ROARS Remarketing Date against delivery through Depositary of such Beneficial Owner's tendered Notes. If the Callholder does not purchase all of the Notes on the ROARS Remarketing Date, the company may attempt to convert the Notes to a new Interest Rate Mode; the interest rate will be determined as provided above in "--Conversion to New Interest Rate Mode--Determination of Interest Rates;" and settlement will be effected as described above under "--Remarketing--Notification of Results; Settlement" or "--Failed Remarketing," as the case may be. In any case, the company will make or cause the trustee to make payment of interest to each Beneficial Owner of Notes due on the ROARS Remarketing Date by book-entry through Depositary by the close of business on the ROARS Remarketing Date.

    The transactions described above will be executed on the ROARS Remarketing Date through Depositary in accordance with the procedures of Depositary, and the accounts of the respective DTC Participants will be debited and credited and the Notes delivered by book-entry as necessary to effect the purchases and sales thereof.

    Transactions involving the sale and purchase of Notes remarketed by the Callholder on and after the ROARS Remarketing Date will settle in immediately available funds through Depositary's Same-Day Funds Settlement System.

    The tender and settlement procedures described above, including provisions for payment by purchasers of Notes in the remarketing or for payment to selling Beneficial Owners of tendered Notes, may be modified to the extent required by Depositary or to the extent required to facilitate the tender and remarketing of Notes in certificated form, if the book-entry system is no longer available for the Notes at the time of the remarketing. In addition, the Callholder may, in accordance with the terms of the Indenture, modify the tender and settlement procedures set forth above in order to facilitate the tender and settlement process.

    As long as Depositary's nominee holds the certificates representing any Notes in the book-entry system of Depositary, no certificates for such Notes will be delivered by any selling Beneficial Owner to reflect any transfer of such Notes effected in the remarketing. In addition, under the terms of the Notes and the ROARS Remarketing Agreement (described below), the company will agree that, notwithstanding any provision to the contrary set forth in the Indenture,

    (a) it will use reasonable commercial efforts to maintain the Notes in book-entry form with Depositary or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the Notes in book-entry form, and

    (b) it will waive any discretionary right it otherwise has under the Indenture to cause the Notes to be issued in certificated form.

    THE CALLHOLDER. If the Notes are to be remarketed in the ROARS Mode, the company and the Callholder will enter into a ROARS Remarketing Agreement (a "ROARS Remarketing Agreement"), the general terms and provisions of which are summarized below.

    The Callholder will not receive any fees or reimbursement of expenses from the company in connection with the remarketing in the ROARS Mode.

    The company will agree to indemnify the Callholder against certain liabilities, including liabilities under the Securities Act, arising out of or in connection with its duties under the ROARS Remarketing Agreement.

    In the event that the Callholder elects to purchase the Notes for remarketing as described herein, the obligation of the Callholder to purchase the Notes from tendering Beneficial Owners of Notes will be subject to several conditions precedent set forth in the ROARS Remarketing Agreement, including the conditions that, since the Notification Date, no material adverse change in the consolidated financial condition, stockholders' equity, results of operations, business or prospects of the company and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the Notes shall have occurred and be continuing. In addition, the ROARS Remarketing Agreement will provide for the termination thereof, or redetermination of the ROARS Coupon Reset Rate, by the Callholder on or before the ROARS Remarketing Date, upon the occurrence of certain events as set forth in the ROARS Remarketing Agreement.

    No holder or Beneficial Owner of any Notes will have any rights or claims under the ROARS Remarketing Agreement or against the Callholder as a result of the Callholder not purchasing such Notes.

    A ROARS Remarketing Agreement will also provide that the Callholder may resign at any time as Callholder, such resignation to be effective 10 days after the delivery to the company and the trustee of notice of such resignation. In such case, it shall be the sole obligation of the company to appoint a successor Callholder.

    The Callholder, in its individual or any other capacity, may buy, sell, hold and deal in any of the Notes. The Callholder may exercise any vote or join in any action that any Beneficial Owner of Notes may be entitled to exercise or take with like effect as if it did not act in any capacity under the applicable ROARS Remarketing Agreement. The Callholder, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the company as freely as if did not act in any capacity under the ROARS Remarketing Agreement.

    The summaries in this prospectus supplement of certain provisions of a ROARS Remarketing Agreement do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the provisions of any ROARS Remarketing Agreement.

    CONVERSION OR REDEMPTION FOLLOWING ELECTION BY THE CALLHOLDER TO
REMARKET. If the Callholder elects to purchase the Notes on the ROARS Remarketing Date, the Notes will be subject to mandatory tender to the Callholder for remarketing on such date, in each case subject to the conditions described above under "--Tender; Remarketing" and to the company's right to either convert the Notes to a new Interest Rate Mode on the ROARS Remarketing Date or to redeem the Notes from the Callholder, in each case as described in the next sentence. The company will notify the Callholder and the trustee, not later than the

Business Day immediately preceding the Determination Date, if the company irrevocably elects to exercise its right to either convert the Notes to a new Interest Rate Mode, or to redeem the Notes, in whole but not in part, from the Callholder at the Optional Redemption Price, in each case on the ROARS Remarketing Date.

    Subject to limitations described under "--Conversion Between Interest Rate Modes--Limitation on Conversion," in the event that the company irrevocably elects to convert the Notes to a new Interest Rate Mode, then as of the ROARS Remarketing Date the Notes will cease to be in the ROARS Mode, the ROARS Remarketing Date will constitute an Interest Rate Adjustment Date, and the Notes will be subject to remarketing on such date by a Remarketing Agent appointed by the company in the Commercial Paper Term Mode or the Long Term Rate Mode or a new ROARS Mode established by the company in accordance with the procedures described above under "--Conversion Between Interest Rate Modes," provided that, in such case, the notice period required for conversion shall be the period commencing on the Determination Date. In such case, the company shall pay to the Callholder the excess of the Dollar Price of the Notes over 100% of the aggregate principal amount of the Notes in same-day funds by wire transfer to an account designated by the Callholder on the ROARS Remarketing Date.

    In the event that the company irrevocably elects to redeem the Notes, the "Optional Redemption Price" shall be the greater of either (1) 100% of the aggregate principal amount of the Notes or (2) the Dollar Price, in each case plus any additional amount necessary for any accrued and unpaid interest from the ROARS Remarketing Date on the principal amount being redeemed to the date of redemption. If the company elects to redeem the Notes, it shall pay the redemption price in same-day funds by wire transfer to an account designated by the Callholder on the ROARS Remarketing Date.

FLOATING INTEREST RATES

    While any Note bears interest in the Long Term Rate Mode or the ROARS Mode (with respect to the period from, and including, the Interest Rate Adjustment Date commencing such period to, but excluding, the ROARS Remarketing Date), the company may elect a floating interest rate by providing notice, which will be submitted or promptly confirmed in writing (which includes facsimile or appropriate electronic media), received by the trustee and the Remarketing Agent for such Note (the "Floating Interest Rate Notice") not less than ten (10) days prior to the Interest Rate Adjustment Date for such Long Term Rate or ROARS Rate Period. The Floating Interest Rate Notice must identify by CUSIP number or otherwise the portion of the Note to which it relates and state the Interest Rate Period (or portion thereof, in the case of the ROARS Mode) to which it relates. Each Floating Interest Rate Notice must also state the Interest Rate Basis or Bases, the initial Interest Reset Date, the Interest Reset Period and Dates, the Interest Rate Period and Dates, the Index Maturity (as defined below) and the Floating Rate Maximum Interest Rate (as defined below) and/or Floating Rate Minimum Interest Rate (as defined below), if any. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the Floating Interest Rate Notice will also specify the Index Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, as such terms are defined below.

    If any Note bears interest at a floating rate in a Long Term Rate Period or ROARS Rate Period, such Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the Spread, if any, and/or (b) multiplied by the Spread Multiplier, if any, specified by the Remarketing Agent, in the case of a Long Term Rate Period, or the Callholder, in the case of a ROARS Rate Period. Commencing on the Interest Rate Adjustment Date for such Interest Rate Period, the rate at which interest on such Note will be payable will be reset as of each Interest Reset Date during such Interest Rate Period specified in the applicable Floating Interest Rate Notice.

    The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to an Interest Rate Period for such Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Interest Rate Period by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate from time to time for such Long Term Rate Period or ROARS Rate Period, as the case may be. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

    The applicable floating interest rate on any Note during any Interest Rate Period will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may include

    - the CD Rate,

    - the CMT Rate,

    - the Federal Funds Rate,

    - LIBOR,

    - the Prime Rate,

    - the Treasury Rate or

    - such other Interest Rate Basis or interest rate formula as may be specified in the applicable Floating Interest Rate Notice (each, an "Interest Rate Basis").

    Unless otherwise specified in the applicable Floating Interest Rate Notice, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Floating Interest Rate Notice, the interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (ii), if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date. If any Interest Reset Date would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, unless LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, in which case such Interest Reset Date will be the immediately preceding Business Day. In addition, if the Treasury Rate is an applicable Interest Rate Basis and the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day.

    The applicable Floating Interest Rate Notice will specify whether the rate of interest will be reset daily, weekly, monthly, quarterly, semi-annually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Floating Interest Rate Notice, the Interest Reset Dates will be, in the case of a floating interest rate which resets:

    - daily, each Business Day;

    - weekly, the Wednesday of each week (unless the Treasury Rate is an applicable Interest Rate Basis, in which case the Tuesday of each week except as described below);

    - monthly, the third Wednesday of each month;

    - quarterly, the third Wednesday of March, June, September and December of each year;

    - semi-annually, the third Wednesday of the two months specified in the applicable Floating Interest Rate Notice; and

    - annually, the third Wednesday of the month specified in the applicable Floating Interest Rate Notice.

    The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date. The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Index Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date. The "Interest Determination Date" with respect to the Treasury Rate will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the "Interest Determination Date" will be such preceding Friday. If the interest rate of any Note is a floating interest rate determined with reference to two or more Interest Rate Bases specified in the applicable Floating Interest Rate Notice, the "Interest Determination Date" pertaining to the Note will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the related Interest Reset Date.

    Either or both of the following may also apply to the floating interest rate on any Note for an Interest Rate Period: (1) a floating rate maximum interest rate, or ceiling, that may accrue during any Interest Reset Period (the "Floating Rate Maximum Interest Rate") and (2) a floating rate minimum interest rate, or floor, that may accrue during any Interest Reset Period (the "Floating Rate Minimum Interest Rate"). In addition to any Floating Rate Maximum Interest Rate that may apply, the interest rate on any Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States laws of general application.

    Except as provided below or in the applicable Floating Interest Rate Notice, interest will be payable, in the case of floating interest rates which reset:

    - daily, weekly or monthly, on the third Wednesday of each month;

    - quarterly, on the third Wednesday of March, June, September and December of each year;

    - semi-annually, on the third Wednesday of the two months of each year specified in the applicable Floating Interest Rate Notice; and

    - annually, on the third Wednesday of the month of each year specified in the applicable Floating Interest Rate Notice and, in each case, on the Business Day immediately following the applicable Long Term Rate Period or ROARS Rate Period, as the case may be.

    If any Interest Payment Date for the payment of interest at a floating rate (other than following the end of the applicable Long Term Rate Period or ROARS Rate Period, as the case may be) would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that if LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day.

    All percentages resulting from any calculation of floating interest rates will be rounded to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

    Accrued floating rate interest will be calculated by multiplying the principal amount of the applicable Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factor calculated for each day in the applicable Interest Reset Period. Unless otherwise specified in the applicable Floating Interest Rate Notice, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, if an applicable Interest Rate Basis is the CD Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year if an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Floating Interest Rate Notice, if the floating interest rate is calculated with reference to two or more Interest Rate Bases, the interest factor will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Floating Interest Rate Notice.

    Prior to having Notes remarketed with a floating interest rate, the company will select a calculation agent (the "Calculation Agent"). For any Note bearing interest at a floating rate, the applicable Remarketing Dealer will determine the interest rate in effect from the Interest Rate Adjustment Date for such Note to the initial Interest Reset Date. The Calculation Agent will determine the interest rate in effect for each Interest Reset Period thereafter. Upon request of the Beneficial Owner of a Note, after any Interest Rate Adjustment Date, the Calculation Agent or the Remarketing Dealer will disclose the interest rate and, in the case of a floating interest rate, Interest Rate Basis or Bases, Spread (if any) and Spread Multiplier (if any), and in each case the other terms applicable to such Note then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Note. Except as described herein with respect to a Note earning interest at floating rates, no notice of the applicable interest rate, Spread (if any) or Spread Multiplier (if any) will be sent to the Beneficial Owner of any Note.

    Unless otherwise specified in the applicable Floating Interest Rate Notice, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or Maturity, as the case may be.

    CD RATE. If an Interest Rate Basis for any Note is specified in the applicable Floating Interest Rate Notice as the "CD Rate," the CD Rate means, with respect to any Interest Determination Date relating to a Note (a "CD Rate Interest Determination Date"), the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Floating Interest Rate Notice as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published in H.15(519) by 9:00 a.m., New York City time, on the related Calculation Date, the CD Rate will be the rate on such CD Rate Interest Determination Date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/ releases/h15/update, or any successor site or publication ("H.15 Daily Update"), for the day in respect of certificates of deposit having the Index Maturity specified in the applicable Floating Interest Rate Notice under the caption "CDs (Secondary Market)." If such rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the related Calculation Date, the Calculation Agent will determine the CD Rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the Calculation Agent (after consultation with the company) for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Floating Interest Rate Notice in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate will remain the CD Rate then in effect on such CD Rate Interest Determination Date.

    CMT RATE. If an Interest Rate Basis for any Note is specified in the applicable Floating Interest Rate Notice as the "CMT Rate," the CMT Rate means, with respect to any Interest Determination Date relating to a Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for (1) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (2) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the Floating Interest Rate Notice, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published or is not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in the City of New York (which may include the Remarketing Agent or its affiliates) selected by the Calculation Agent after consultation with the company (from five such Reference Dealers selected by the Calculation Agent, after consultation with the company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in the City of New York (from five such Reference Dealers selected by the Calculation Agent, after consultation with the company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least U.S. $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; PROVIDED, HOWEVER, that if fewer than three Reference Dealers so selected by the Calculation Agent, after consultation with the company, are quoting as mentioned in this prospectus supplement, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination

Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent, after consultation with the company, will obtain from five Reference Dealers quotations for the Treasury Note with the shorter remaining term to maturity.

    "Designated CMT Telerate Page" means the display on the Dow Jones Markets (or any successor service) on the page specified in the applicable Floating Interest Rate Notice (or any other page as may replace such page on such service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Floating Interest Rate Notice, the page shall be 7052 for the most recent week.

    "Designated CMT Maturity Index" means the original period to maturity of the United States Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Floating Interest Rate Notice with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Floating Interest Rate Notice, the Designated CMT Maturity Index shall be 2 years.

    FEDERAL FUNDS RATE. If an Interest Rate Basis for any Note is specified in the applicable Floating Interest Rate Notice as the "Federal Funds Rate," the Federal Funds Rate means, with respect to any Interest Determination Date relating to a Note (a "Federal Funds Rate Interest Determination Date"), the rate on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" as displayed on Bridge Telerate, Inc. (or any successor service) on page 120 or any other page as may replace the applicable page on that service ("Telerate Page 120"). If such rate is not displayed on Telerate Page 120 or is not published by 9:00 a.m., New York City time, on the related Calculation Date, the Federal Funds Rate will be the rate on such Federal Funds Rate Interest Determination Date as published in H.15 Daily Update under the heading "Federal Funds/(Effective)." If such rate is not yet published in either H.15(519) or H.15 Daily Update by 3:00 p.m., New York City time, on the related Calculation Date, the Calculation Agent will determine the Federal Funds Rate to be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by each of three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent (after consultation with the company) prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date. If the brokers selected by the Calculation Agent are not quoting as mentioned above, the Federal Funds Rate with respect to such Federal Funds Rate Interest Determination Date will remain the Federal Funds Rate then in effect on such Federal Funds Rate Interest Determination Date.

    LIBOR. If an Interest Rate Basis for any Note is specified in the applicable Floating Interest Rate Notice as "LIBOR," LIBOR means, the rate determined by the Calculation Agent as of the applicable Interest Determination Date (a "LIBOR Interest Determination Date") in accordance with the following provisions:

        (1) if (a) "LIBOR Reuters" is specified in the applicable Floating Interest Rate Notice, the arithmetic mean of the offered rates (unless the specified LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency (as defined below) having the Index Maturity designated in the applicable Floating Interest Rate Notice, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, that appear on the Designated LIBOR Page as of 11:00 a.m., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) "LIBOR Telerate" is specified in the applicable Floating Interest Rate Notice, the rate for deposits in the Index Currency (as defined below) having the Index Maturity designated in the applicable Floating Interest Rate Notice, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, that appears on such Designated LIBOR Page as of 11:00 a.m., London time, on that LIBOR Interest Determination Date. If fewer than two offered rates appear (if "LIBOR

    Reuters" is specified in the applicable Floating Interest Rate Notice) or no rate appears (if "LIBOR Telerate" is specified in the applicable Floating Interest Rate Notice), LIBOR in respect of the related LIBOR Interest Determination Date will be determined as if the parties had specified the rate described below.

        (2) With respect to an LIBOR Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Floating Interest Rate Notice) or no rate appears (if "LIBOR Telerate" is specified in the applicable Floating Interest Rate Notice), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Floating Interest Rate Notice, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative of a single transaction in such Index Currency in such market at such time.

        (3) If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (or such other time specified in the applicable Floating Interest Rate Notice), in the applicable principal financial center for the country of the Index Currency on such LIBOR Interest Determination Date, by three major banks in such principal financial center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Floating Interest Rate Notice and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Notes for which such LIBOR is being determined shall be the Initial Interest Rate).

    "Index Currency" means the currency or composite currency specified in the applicable Floating Interest Rate Notice as to which LIBOR will be calculated. If no such currency or composite currency is specified in the applicable Floating Interest Rate Notice, the Index Currency will be United States dollars.

    "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Floating Interest Rate Notice, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the applicable Floating Interest Rate Notice, the display on Bridge Telerate, Inc. (or any successor service) on the page specified in the applicable Floating Interest Rate Notice (or any other page as may replace that page on that service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

    PRIME RATE If an Interest Rate Basis for any Note is specified in the applicable Floating Interest Rate Notice as the "Prime Rate," the Prime Rate means, with respect to any Interest Determination Date relating to a Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as published in H.15(519) under the heading "Bank Prime Loan." If such rate if not published prior to 9:00 a.m., New York City time, on the Calculation Date, then the Prime Rate will be the rate on such Prime Rate Interest Determination Date as published in H.15 Daily Update opposite the caption "Bank Prime Loan." If such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date, in either H.15(519) or H.15 Daily Update then the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen US PRIME 1 Page for the Prime Rate Interest Determination Date, the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Rate Interest Determination Date by at least three major banks in New York City selected by the Calculation Agent (after consultation with the company); PROVIDED, HOWEVER, that if the banks selected are not quoting as mentioned in this sentence, the Prime Rate will remain the Prime Rate in effect on such Prime Rate Interest Determination Date.

    "Reuters Screen US PRIME 1 Page" means the display designated as page "US PRIME 1" on the Reuters Monitor Money Rates Service (or any successor service) or such other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

    TREASURY RATE. If an Interest Rate Basis for any Note is specified in the applicable Floating Interest Rate Notice as the "Treasury Rate," the Treasury Rate means, with respect to any Interest Determination Date relating to a Note for which the interest rate is determined with reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the following:

    (1) the rate from the auction held on the applicable Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Floating Interest Rate Notice as that rate appears under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc., or any successor service, on page 56 or any other page as may replace page 56 on that service ("Telerate Page 56") or page 57 or any other page as may replace page 57 on that service ("Telerate Page 57"); or

    (2) if the rate described above is not published by 3:00 p.m., New York City time, on the Calculation Date, the Bond Equivalent Yield of the rate for the applicable Treasury Bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High;" or

    (3) if the rate described above is not published by 3:00 p.m., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the Auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury; or

    (4) in the event that the rate described above is not announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable Floating Interest Rate Notice published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market;" or

    (5) if the rate described above is not so published by 3:00 p.m., New York City time, on the related Calculation Date, the rate on the applicable Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/ Treasury Bills/Secondary Market;" or

    (6) if the rate described above is not so published by 3:00 p.m., New York City time, on the related Calculation Date, the rate on the applicable Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers, which may include the Calculation Agent or its affiliates, selected by the Calculation Agent, for the issue of

        Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Floating Interest Rate Notice; or

    (7) if the dealers selected by the Calculation Agent are not quoting as described above, the Treasury Rate for the immediately preceding Interest Reset Period, or, if there was no Interest Reset Period, the rate of interest payable shall be the Initial Interest Rate.

    The "Bond Equivalent Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                                    D X N
                 Bond Equivalent Yield =         -----------
                                                  360-(DXM)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

REMARKETING AGENTS

    THE REMARKETING AGREEMENT. The company and each Remarketing Agent for the Notes will enter into a Remarketing Agreement. The summaries below are summaries of certain expected provisions in such Remarketing Agreements and do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of any Remarketing Agreement. The terms of the Initial ROARS Remarketing Agreement are described under "--Mandatory Tender to Initial Callholder--Initial Callholder." The general provisions of any other ROARS Remarketing Agreement are described above under "--ROARS Mode--The Callholder."

    FEES AND EXPENSES. For its services in determining the interest rate and remarketing Notes, each Remarketing Agreement is expected to provide that, the Remarketing Agent will receive from the company a fee to be determined in accordance with the Remarketing Agreement. The Remarketing Agent may pay to selected broker-dealers a portion of any fees it receives from the company for its services as Remarketing Agent reflecting Notes sold through such broker-dealers to purchasers in remarketings.

    INDEMNIFICATION OF REMARKETING AGENT. The company, if applicable, will agree to indemnify the Remarketing Agent against certain liabilities, including liabilities under the Securities Act arising out of or in connection with its duties under the Remarketing Agreement.

    CONDITIONS TO THE REMARKETING AGENT'S OBLIGATIONS. The obligation of the Remarketing Agent to remarket Notes and perform its other obligations under a Remarketing Agreement are expected to be subjected to certain conditions, including

    - the accuracy of certain representations and warranties by the company and the performance by the company of its obligations and agreements set forth in the Remarketing Agreement;

    - the absence of certain adverse events; and

    - between the time at which the interest rate on any Note is established and the time at which payment therefor is to be made, the rating of the Notes not having been downgraded or put on Credit Watch or Watch List with negative implications or withdrawn by a national rating service, the effect of which, in the opinion of the Remarketing Agent, is to affect materially and adversely the market price of the Notes or the Remarketing Agent's ability to remarket the Notes.

    REMOVAL OF THE REMARKETING AGENT. Each Remarketing Agreement is expected to provide that the company may in its absolute discretion remove any Remarketing Agent by giving prior notice to such

Remarketing Agent, the trustee and the other Remarketing Agents; PROVIDED, HOWEVER, that if (i) such removed Remarketing Agent shall then be the sole Remarketing Agent or (ii) all of the remaining Remarketing Agents elect to resign or are removed within one week of delivery of such notice, then, except as provided in the following sentence, no such removal shall become effective until the company shall have appointed a successor to perform the services of the Remarketing Agent under the Remarketing Agreement. In such case, the company will use reasonable commercial efforts to appoint a successor Remarketing Agent as soon as reasonably practicable; PROVIDED, HOWEVER, that, if the company has not so appointed a successor Remarketing Agent within 90 days of delivery of such notice, the Remarketing Agreement shall automatically terminate on such 90th day.

    RESIGNATION OF THE REMARKETING AGENT. The Remarketing Agreement is also expected to provide that a Remarketing Agent may resign at any time as Remarketing Agent, such resignation to be effective 30 days after the delivery to the company, the trustee and the other Remarketing Agents of notice of such resignation; PROVIDED, HOWEVER, that if (1) such resigning Remarketing Agent shall then be the sole Remarketing Agent or (2) all of the remaining Remarketing Agents elect to resign or are removed within one week of delivery of such notice, then, except as provided in the following sentence, no such resignation shall become effective until the company shall have appointed at least one successor to perform the services of the Remarketing Agent under the Remarketing Agreement. In such case, the company will use reasonable commercial efforts to appoint a successor Remarketing Agent as soon as reasonably practicable; PROVIDED, HOWEVER, that, if the company has not so appointed a successor Remarketing Agent within 90 days of delivery of such notice, the Remarketing Agreement shall automatically terminate on such 90th day. In such case, it shall be the sole obligation of the company to appoint a successor Remarketing Agent. In certain circumstances, including upon the occurrence of certain events, a Remarketing Agent may resign effective immediately upon giving notice to the company and the trustee.

CREDIT SUPPORT

    GENERAL. Credit support may be provided with respect to Notes in a particular Interest Rate Mode during all or any portion of an Interest Rate Period. Such credit support may be in the form of a Standby Note Purchase Agreement (a "Standby Note Purchase Agreement"), a letter of credit, a financial guaranty insurance policy, a limited guaranty issued by a guarantor, the establishment of one or more reserve funds, any other form of credit support or any combination of the foregoing. Unless otherwise specified in an applicable prospectus supplement or other Remarketing documents, no form of credit support will provide protection against all risks of loss or guarantee repayment of the entire principal of and interest on the Notes. The following summaries of terms of potential credit support arrangements are qualified in their entirety by reference to the provisions of any agreements governing such arrangements.

    STANDBY NOTE PURCHASE AGREEMENT. In order to support its obligation to purchase Notes pursuant to any Special Mandatory Purchase obligation, the company may from time to time, at its option, enter into a Standby Note Purchase Agreement with one or more banks or other credit providers. Any such Standby Note Purchase Agreement would provide that, subject to certain conditions specified therein, the credit provider would advance funds for payment of the purchase price for Notes subject to a Special Mandatory Purchase.

    LETTER OF CREDIT. The company may from time to time, at its option, provide credit support for Notes in the form of a letter of credit from a bank or other financial institution. The coverage, amount and other terms of any such letter of credit would be specified in an applicable prospectus supplement or other offering document.

    FINANCIAL GUARANTY INSURANCE. The company may from time to time, at its option, provide credit support for Notes in the form of a financial guaranty insurance policy which would guaranty payment of interest on and principal of the Notes. The coverage, amount and other terms of any such financial guaranty insurance policy would be specified in an applicable prospectus supplement or other offering document.

    LIMITED GUARANTY. The company may from time to time, at its option, provide credit support for Notes in the form of a guaranty pursuant to which a guarantor agrees to provide the company with sufficient funds to make timely interest and principal payments in the event the company lacks sufficient resources to do so. The coverage, amount and other terms of any such guaranty would be specified in an applicable prospectus supplement or other offering document.

    RESERVE FUNDS. The company may from time to time, at its option, provide credit support for Notes in a reserve fund established with the trustee. The manner of funding any such reserve fund and the amounts required from time to time to be on deposit therein would be specified in an applicable prospectus supplement or other offering document.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material anticipated United States federal income tax consequences of the purchase, ownership and disposition of the Notes. The statements of U.S. federal income and estate tax law or legal conclusion set forth in this summary, subject to the limitations set forth herein, constitute the opinion of Palmer & Dodge LLP, counsel to the company. This summary is based upon laws, regulations, rulings and decisions now in effect (or, in the case of certain regulations, in proposed form), all of which are subject to change, possibly with retroactive effect, or possible differing interpretations. This discussion only addresses the United States federal income tax considerations of the Notes until the Initial ROARS Remarketing Date and does not deal with holders other than original purchasers. It deals only with purchasers who hold Notes as capital assets, and does not purport to deal with persons in special tax situations, such as banks, thrifts, and other financial institutions, insurance companies, tax-exempt organizations, partnerships, S corporations, regulated investment companies, real estate investment trusts or real estate mortgage investment conduits, financial asset securitization investment trusts, dealers in securities or currencies, persons subject to alternative minimum tax, persons holding Notes as a part of a hedging conversion, short sale or integrated transaction or as a position in a "straddle" for tax purposes, persons whose functional currency is not the U.S. dollar, holders of 10% or more, by voting power or value, of the stock of the company, persons who have ceased to be U.S. citizens, or to be taxed as resident aliens, or foreign persons whose income or gain from the Notes is effectively connected with the conduct of a United States trade or business.

    PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    Prospective investors should note that no rulings have been or are expected to be sought from the IRS with respect to any of the tax considerations discussed below, and no assurance can be given that the IRS will not take contrary positions.

    As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable regulations of the U.S. Department of the Treasury ("Treasury" or "Treasury Department")), (3) an estate whose income is subject to United States federal income tax regardless of its source, or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations and guidance, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be U.S. Holders. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

    CHARACTERIZATION OF THE NOTES. The United States federal income tax treatment of debt obligations such as the Notes is not certain. The proper treatment of the Notes will depend, in part, upon whether the Notes are treated as maturing on (1) the Stated Maturity or (2) the Initial ROARS Remarketing Date. Because the Notes are subject to mandatory tender at par on the Initial ROARS Remarketing Date, the company intends, for United States federal income tax purposes, to treat the Notes as maturing and (in the case of Notes that are remarketed) as reissued on the Initial ROARS Remarketing Date. By purchasing the Notes, a U.S. Holder agrees to follow such treatment for United States federal income tax purposes.

Except where indicated to the contrary, the following discussion assumes such treatment of the Notes for United States federal income tax purposes.

    PAYMENTS OF INTEREST. Interest on the Notes during the period commencing on the date of initial issuance to, but excluding the Initial ROARS Remarketing Date will constitute "qualified stated interest" and generally will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or received, in accordance with the U.S. Holder's regular method of tax accounting.

    ORIGINAL ISSUE DISCOUNT. The company does not expect that the Notes will be issued with original issue discount. The Notes will not be treated as issued with original issue discount if (1) their issue price (generally, the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers)) is equal to their par value or (2) the excess (if any) of their par value over their issue price is less than a statutory DE MINIMIS amount (generally 1/4 of 1% of the Notes' par value multiplied by the number of complete years from the date the Notes are issued to the date the Notes are treated as maturing). If the Notes are issued at a discount equal to or greater than the statutory DE MINIMIS amount, however, the Notes will have original issue discount equal to the excess of their par value over their issue price. For United States federal income tax purposes, a U.S. Holder will be required to include this original issue discount in income as ordinary interest as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder's regular method of accounting. In general, the amount of original issue discount included in income by an initial U.S. Holder of Notes issued with original issue discount will be the sum of the daily portions of original issue discount with respect to such Notes for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Notes. The "daily portion" of original issue discount on any Notes is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (1) the product of (x) the Notes' adjusted issue price at the beginning of such accrual period and (y) the yield of the Notes (appropriately adjusted to take into account the length of the particular accrual period) and
(2) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of the Notes at the beginning of any accrual period is the sum of the issue price of the Notes plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Notes that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    A U.S. Holder who purchases a Note with original issue discount for an amount that is greater than the Note's adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Note for any taxable year (or portion thereof in which the U.S. Holder holds the Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

    PREMIUM. If a U.S. Holder purchases a Note for an amount that is greater than its par value, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year.

    DISPOSITION OF THE NOTES. Upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in the Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss will generally be capital gain or loss and will be long-term gain or loss if the Notes are held by the United States Holder for more than one year. The net long-term capital gain of individuals are generally taxed at lower rates than ordinary income. Capital losses realized on such a disposition may be subject to certain limitiations on deductibility.

    ALTERNATIVE TREATMENT OF THE NOTES. There can be no assurance that the IRS will agree with, or that a court will uphold, the company's treatment of the Notes as maturing on the Initial ROARS Remarketing Date. In particular, the IRS could seek to treat the Notes as maturing on the Stated Maturity. In the event the Notes are treated, for United States federal income tax purposes, as maturing on the Stated Maturity, the IRS could seek to treat the Notes as "contingent payment debt instruments."

    In such event, under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations"), the company would be required to construct a projected payment schedule for the Notes based upon the company's current borrowing costs for comparable debt instruments of the company, from which an estimated yield on the Notes would be calculated. A U.S. Holder would be required (regardless of the holder's usual method of accounting) to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the Notes that would be deemed to accrue at this estimated yield under this projected payment schedule for each day during the U.S. Holder's taxable year on which the U.S. Holder holds the Notes. The amount of interest that would be deemed to accrue in any accrual period would equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the Notes' adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest would be determined by allocating to each day in the accrual period the ratable portion of the interest that would be deemed to accrue during the accrual period. In general, for these purposes, the Notes' adjusted issue price would equal the Notes' issue price increased by the interest previously accrued on the Notes, and reduced by the amount of any noncontingent payment and the projected amount of any contingent payment previously made on the Notes. To the extent that contingent payments actually made during a year differ from the projected amounts of those contingent payments, adjustments would be made on the Notes which would generally increase or decrease the amount includible in income as interest on the Notes. Nevertheless, as a result of the application of the Contingent Payment Regulations, it is possible that a U.S. Holder would be required to include interest in income in excess of actual cash payments received for certain taxable years.

    Under the Contingent Payment Regulations, upon the sale or exchange of a Note (including a sale pursuant to a mandatory tender on the Initial ROARS Remarketing Date), a U.S. Holder would be required to recognize taxable income or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale or exchange and the U.S. Holder's adjusted tax basis in the Note as of the date of disposition. A U.S. Holder's adjusted tax basis in the Note generally would equal such U.S. Holder's initial investment in the Note increased by any interest previously accrued on the Note, and decreased by the amount of any noncontingent payment and the projected amount of any contingent payment previously made on the Note. Any such taxable income generally would be treated as ordinary income. Any such taxable loss generally would be treated as ordinary loss to the extent that the U.S. Holder's total interest inclusions on the Note exceeded the total net negative adjustments on the Note. Any remaining loss generally would be treated as short-term or long-term capital loss (depending upon the U.S. Holder's holding period for the Notes). All amounts includable in income by a U.S. Holder as ordinary income pursuant to the Contingent Payment Treasury Regulations would be treated as original issue discount.

    In addition, the IRS could seek to treat the Notes as "variable rate debt instruments" ("VRDIs"). It is not clear that the Notes would meet the requirements for qualifying as VRDIs even if they were treated as maturing on the Stated Maturity. If the IRS were successful in treating the Notes as VRDIs, the treatment of the Notes could differ from that set forth above in this summary.

NON-U.S. HOLDERS

    PAYMENTS OF INTEREST. A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal or interest (including original issue discount and accruals under the Treasury regulations applicable to contingent payment debt obligations, if any) on a Note, provided that such payment is not effectively connected with the conduct of a U.S. trade or business of the holder, and that such non-U.S. Holder does not own actually or constructively 10% or more of the total combined voting power of the company, is not a controlled foreign corporation related to the company through actual or constructive stock ownership and is not a bank receiving interest described in
Section 881(c)(3)(A) of the Code. In addition, to qualify for this exemption from taxation, the non-U.S. Holder, or a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business and that holds the Notes for the account of such holder, must provide to the last United States payor in the chain of payment prior to payment to the non-U.S. Holder (the "Withholding Agent") required certification of the non-U.S. status of the holder (generally made on an IRS Form W-8 or W-8BEN). New Treasury Regulations have modified the required methods of certification for this exemption effective for payments made on or after January 1, 2001. Accordingly, non-U.S. Holders seeking this exemption may be required to re-certify as to their exempt status at such time.

    DISPOSITION OF THE NOTES. Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions to this rule for nontaxability (for example, applicable to certain individuals present in the U.S. for 183 or more days in the year of retirement or disposition, or to U.S. expatriates) may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

    ESTATE TAX. The Notes will not be includable in the estate of an individual who at the time of death is not a citizen or resident of the United States (or former citizen or former long-term lawful permanent resident subject to taxation under Code Section 2107) unless the individual owns, actually or constructively, 10% or more of the total combined voting power of the company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

    Special rules may be applicable to a non-U.S. Holder if its holding of the Notes is effectively connected with the conduct of a U.S. trade or business of such holder. Non-U.S. Holders who hold the Notes in connection with the conduct of a U.S. trade or business should consult their own tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, or disposition of the Notes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    U.S. HOLDERS. U.S. information reporting requirements may apply to certain payments of principal and interest on the Notes and to the proceeds from the sale, exchange or retirement of the Notes paid to U.S. Holders other than certain exempt recipients (such as corporations). In addition, a 31% backup withholding tax may apply to those amounts if the U.S. Holder fails to furnish the payor with a correct taxpayer identification number, certificate of foreign status, or other required certification or fails to report interest or dividends required to be shown on the holder's federal income tax returns. Backup withholding is not an additional tax, and amounts withheld as backup withholding will be creditable against the U.S. Holder's federal income tax liability, provided that the required information is furnished to the IRS. As a result of certain newly-issued federal Treasury Regulations which apply for payments made on or after January 1, 2001, it is possible that U.S. Holders of Notes may be required to supply a new withholding certificate in order to qualify for continued exemption from actual withholding under these regulations when they become effective.

    Non-U.S. Holders of the Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining such exemptions, if available. Any amount withheld from a payment to a Non-U.S. Holder under the backup withholding rules is allowable as a credit against the holder's federal income tax, provided that the required information is furnished to the IRS.

                          CERTAIN ERISA CONSIDERATIONS

    The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA), (b) plans described in section 4975(e)(1) of the Code, including individual retirement accounts, qualified plans, and Keogh plans, (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each a "Plan") and (d) persons who have certain specified relationships to such Plans ("Parties-in-Interest" under ERISA and "Disqualified Persons" under the Code). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans.

    The company, the Callholder and any Remarketing Agent, because of their activities or the activities of their respective affiliates, may be considered to be Parties-in-Interest or Disqualified Persons with respect to certain Plans. If the Notes are acquired by a Plan with respect to which the company, the Callholder or any Remarketing Agent is, or subsequently becomes, a Party-in-Interest or Disqualified Person, the purchase, holding or sale of Notes to the Callholder could be deemed to be a direct or indirect violation of the Prohibited Transaction rules of ERISA and the Code unless such transaction were subject to one or more statutory or administrative exemptions such as:

    - Prohibited Transaction Class Exemption ("PTCE") 75-1, which exempts certain transactions involving employee benefit plans and certain broker-dealers, reporting dealers and banks;

    - PTCE 90-1, which exempts certain transactions between insurance company pooled separate accounts and Parties-in-Interest or Disqualified Persons;

    - PTCE 91-38, which exempts certain transactions between bank collective investment funds and Parties-in-Interest or Disqualified Persons;

    - PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager";

    - PTCE 95-60, which exempts certain transactions between insurance company general accounts and Parties-in-Interest or Disqualified Persons; or

    - PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house assets manager."

    Even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions will not necessarily cover all acts that might be construed as prohibited transactions. Each Purchaser of the Notes will be deemed to have represented that it is not acquiring the Notes for or on behalf, or with the assets, of, and will not sell or otherwise transfer the Notes to, any such Plan, except to the extent such purchase, sale or transfer satisfies the conditions for exemptive relief under one or more PTCE described in the prior paragraph or is to a governmental plan (as defined in Section 3 of ERISA) that is not subject to Title I of ERISA or Section 4975 of the Code or to any similar law, rule or regulation.

    Accordingly, prior to making an investment in the Notes, a Plan should determine whether the company, the Callholder or any Remarketing Agent is a Party-in-Interest or Disqualified Person with respect to such Plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions, including those described above.

    Prior to making an investment in the Notes, Plans should consult with their legal advisors concerning the impact of ERISA and the Code and the potential consequences of such investment with respect to their specific circumstances. Moreover, each Plan fiduciary who has the authority to make the investment on behalf of the Plan must determine whether the investment constitutes a direct or indirect transaction with a Party-in-Interest or a Disqualified Person; and whether under the general fiduciary standards of investment prudence and diversification an investment in the Notes is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among the company and the Underwriters named below, the company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the principal amounts of the Notes set forth opposite its name below.

NAME                                                    PRINCIPAL AMOUNT OF NOTES
----                                                    -------------------------
Banc of America Securities LLC........................
Salomon Smith Barney Inc..............................        $
                                                              -------------
      Total...........................................        $ 200,000,000
                                                              =============

    The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent. The nature of the underwriting commitment is such that the Underwriters purchasing the Notes will be obligated to purchase all of the Notes if any of the Notes are purchased.

    The company has been advised by the Underwriters that the Underwriters propose to offer the Notes to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers
at such price less a concession of     % of the principal amount of the Notes.
The Underwriters and such dealers may reallow a discount of     % of such
principal amount on sales to certain other dealers. After the initial offering of the Notes, the public offering price and concessions and discounts to dealers may be changed by the Underwriters.

    The company does not intend to apply for listing of any of the Notes on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

    In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Underwriters may bid to stabilize the price of the Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the offering, if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    In the ordinary course of their businesses, Banc of America Securities LLC and Salomon Smith Barney Inc. and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with the company
and certain of its affiliates.                     is the Initial Callholder.

    The company has agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

    The validity of the Notes to which this prospectus supplement relates will be passed upon for the company by Palmer & Dodge LLP, Boston, Massachusetts and for the Underwriters by Ropes & Gray, Boston, Massachusetts. Palmer & Dodge LLP, Boston, Massachusetts is also advising the company on certain federal income tax matters.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus supplement and prospectus by reference to the Annual Report on Form 10-K of TECO Energy, Inc. for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

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                                  $200,000,000

                               TECO ENERGY, INC.
               % REMARKETABLE OR REDEEMABLE SECURITIES (ROARS-SM-)
                  DUE 2015 (REMARKETING DATE OCTOBER 1, 2002)

                                ----------------

                             PROSPECTUS SUPPLEMENT
                            ------------------------

                         Banc of America Securities LLC
                              Salomon Smith Barney

                               September   , 2000
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